Exhibit 10.1

SIDECHANNEL, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this July 1, 2022, to be effective as of the Effective Date as defined below between SIDECHANNEL, INC., a Delaware corporation (the “Company”), and Brian Haugli (“Executive”) (each of the Company and Executive are referred to herein as a “Party”, and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company, provided that the Executive and the Company are not currently party to an employment agreement regarding such employment; and

WHEREAS, the Company desires to continue to the employment of Executive, and Executive desires to continue to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as of the Effective Date as follows:

I. EMPLOYMENT; TERM; DUTIES

I.1. Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts such employment on an at-will basis, as the Chief Executive Officer of the Company for a period beginning on the Effective Date.

I.2. Duties and Responsibilities. Executive, as the Chief Executive Officer, shall perform such administrative, managerial, and executive duties for the Company (i) as are prescribed by applicable job specifications for officers of a public company the size and nature of the Company, (ii) as may be prescribed by the Bylaws of the Company, (iii) as are customarily vested in and incidental to such position, and (iv) as may be assigned to him from time to time by the President, Chief Executive Officer or Board of Directors of the Company (the “Board”).

I.3. Non-Competition. Executive agrees to (a) devote substantially all of Executive’s business time, energy and efforts to the business of the Company (except as specifically provided for in Section 1.4 below), (b) to use Executive’s best efforts and abilities faithfully and diligently to promote the business interests of the Company and (c) to comply with the other terms and conditions of this Section 1.3. For so long as Executive is employed hereunder, and for a period of twelve (12) months thereafter (the “Non-Compete Period”), Executive (whether through Executive’s employers or employees or agents or otherwise, and whether on Executive’s own behalf or on behalf of any other Person) shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 2% of the issued and outstanding stock of a publicly held corporation), own, manage, operate, control, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services or products to or for, any Person in the business of manufacturing, selling, creating, distributing, marketing, producing, undertaking, developing, supplying, or otherwise dealing with or in Restricted Services or Restricted Products in the Restricted Area (the “Post-Employment Non-Competition Requirement”).

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I.3.1. For purposes of this Section 1.3, the following terms shall have the following meanings:

(i) “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity.

(ii) “Restricted Area” means (A) any State (in the United States); and/or (B) any other geographic area (Providence, if such Restricted Area is in Canada, or country, if such Restricted Area is in a country other than the United States or Canada), in which the Company or any of its Subsidiaries provides Restricted Services or Restricted Products, directly or indirectly, during the twelve months preceding the Termination Date of Executive’s employment hereunder.

(iii) “Restricted Products” means products sold by the Company including, but not limited to encryption technology and software and any other product, that the Company or any of its Subsidiaries has provided or is researching, developing, manufacturing, distributing, selling and/or providing at any time during the two years immediately preceding the Termination Date, or which the Executive obtained any trade secret or other Confidential/Trade Secret Information (as defined in Section 4.2, below) about at any time during the two years immediately preceding the Termination Date as a result of Executive’s employment with the Company, consulting services provided to the Company or which Executive became aware of as a result of Executive’s position with the Company.

(iv) “Restricted Services” means the sale, licensing, or distribution of Restricted Products and any other services that the Company or any of its Subsidiaries has provided or is researching, developing, performing and/or providing at any time during the two years immediately preceding the Termination Date, or which Executive obtained any trade secret or other Confidential/Trade Secret Information (as defined in Section 4.2, below) about at any time during the two years immediately preceding the Termination Date as a result of Executive’s employment with the Company, consulting services provided to the Company, or which Executive became aware of as a result of Executive’s position with the Company.

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(v) “Subsidiary” or “Subsidiaries” means any or all Persons of which the Company owns directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a 20% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) at least 20% of the economic interests of such Person.

I.4. Other Activities. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may:

I.4.1. make and manage personal business investments of Executive’s choice without consulting the Board;

I.4.2. serve in any capacity with any non-profit civic, educational or charitable organization;

I.4.3. undertake any other actions, business transactions, agreements and undertakings which the Executive has received approval of from the Board. For clarity, the Board and Company are aware of Executive’s involvement with and undertakings in RealCISO Inc, and RoundView Risk LLC, and such involvement and undertakings have been approved by the Board as of the Effective Date of this Agreement; and

I.4.4. Executive shall undertake only such actions or services that do not interfere with the Executive’s obligations hereunder.

I.5. Covenants of Executive.

I.5.1. Best Efforts. Executive shall devote Executive’s best efforts to the business and affairs of the Company. Executive shall perform Executive’s duties, responsibilities and functions to the Company hereunder to the best of Executive’s abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with Executive’s duties hereunder, including all United States federal and state securities laws applicable to the Company.

I.5.2. Records. Executive shall use Executive’s best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which Executive may have custody, and promptly pay and deliver the same whenever Executive may be directed to do so by the Board.

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I.5.3. Compliance. Executive shall use Executive’s best efforts to maintain the Company’s compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), and reporting requirements for publicly traded companies under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Executive shall at all times comply, and cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

I.5.4. Exchange Act Filing Requirements. The Executive agrees and acknowledges that due to the Executive’s status as a Section 16(a) “officer” of the Company (as described in Rule 16a-1(f) of the Exchange Act), Executive has an obligation to file various beneficial ownership reports and forms with the Securities and Exchange Commission, including Form’s 3, 4 and 5 (where applicable) and that such obligation is solely the Executive’s regardless of whether the Company assists the Executive in filing such forms or not. The Executive agrees to use Executive’s best efforts to timely and adequately file all required beneficial ownership reports and forms required under the Exchange Act.

I.6. Effective Date. The “Effective Date” of this Agreement shall be July 1, 2022.

II. COMPENSATION AND OTHER BENEFITS

II.1. Base Salary. So long as this Agreement remains in effect, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, an annual base salary (“Base Salary”) of $300,000.00. The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. For so long as Executive is employed hereunder, beginning on September 30, 2023, and on each September 30th thereafter, the Base Salary may be increased as determined by the Compensation Committee or the Board (the “Compensation Committee”), in its sole and absolute discretion. Such increase in salary shall be documented in the Company’s records, but shall not require the Parties enter into a new or amended form of this Agreement.

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II.2. Equity Bonus. Executive shall be eligible for an annual equity bonus (payable in shares of stock (restricted or otherwise) or options) (an “Equity Bonus”) equal to $200,000.00. This is fixed for the first award. In subsequent years, the Equity Bonus may be increased or decreased as determined by the appropriate Committee and/or the Board of Directors in its sole and absolute discretion. Such increase or decrease in Equity Bonus shall be documented in the Company’s records, but shall not require the Parties enter into a new or amended form of this Agreement. An initial Equity Bonus is being granted in restricted stock which is evidenced by, documented by, and subject in all cases to, the Restricted Stock Grant Agreement, which is attached hereto as Exhibit E (the “Restricted Stock”). Executive confirms that Executive has a preexisting business relationship with the Company or any of its officers, directors or controlling persons has the capacity to protect Executive’s own interests in connection with Executive’s acquisition of the Restricted Stock. Executive has such knowledge and experience in financial, tax and business matters to enable Executive and/or them to utilize the information made available to Executive and/or them in connection with the acquisition of the Restricted Stock to evaluate the merits and risks of the prospective investment and to make an informed investment decision with respect thereto.

II.3. Discretionary Cash Bonus and other Bonuses. Executive shall be eligible for a yearly discretionary cash bonus (a “Cash Bonus”) with the target amount of 50% of Base Salary with the actual payment amount to be determined by the Board of Directors and based on the condition of the Company’s business and results of operations, the Board’s evaluation of Executive’s individual performance for the relevant period, and the satisfaction of goals that may be established by the Committee. Each Cash Bonus shall be paid in the Board’s discretion.

II.4. Performance Standards. The Executive and the Company agree that the Executive’s discretionary Cash Bonus, Equity Bonus and equity-based compensation will be based on the Executive’s and the Company’s achievement of performance goals that may be established by the Board after discussion with the Executive and Executive’s supervisors (if any). Until or unless the Company and the Board establish performance goals, the Executive’s discretionary Cash Bonus, Equity Bonus and equity-based compensation will be wholly discretionary.

II.5. Business Expenses. So long as this Agreement is in effect, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment, communications, technology/equipment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company.

II.6. Vacation. Executive will be entitled to paid time-off (“PTO”). There is no PTO limit; and therefore, no annual carryover of PTO. Executive will not have an accrued PTO balance. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by the Company.

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II.7. Other Benefits. While Executive is employed by the Company, the Executive shall be entitled to participate in any employee benefit plans or programs for which Executive is eligible that are provided by the Company to its management employees, such as retirement, health, life insurance, and disability plans, vacation and sick leave policies, business expense reimbursement policies that the Company has in effect from time to time, and stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives. The Company retains the right to terminate or alter the terms of any benefit programs that it may establish, provided that no such termination or alteration shall adversely affect any vested benefit under any benefit program.

II.8. Withholding. The Company may deduct from any compensation payable to Executive (including payments made pursuant to this ARTICLE II or in connection with the termination of employment pursuant to ARTICLE III of this Agreement) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

III. TERMINATION OF EMPLOYMENT

III.1. Termination of Employment. Executive’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

III.1.1. upon the death of Executive;

III.1.2. upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Committee, unable to perform Executive’s duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

III.1.3. upon delivery to the Company of written notice of termination by Executive for any reason other than for Good Reason;

III.1.4. upon delivery to Executive of written notice of termination by the Company for Cause;

III.1.5. upon delivery of written notice of termination from Executive to the Company for Good Reason, provided, however, prior to any such termination by Executive pursuant to this Section 3.1.5, Executive shall have advised the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of Executive’s written notice, with the exception of only five (5) days written notice in the event the Company reduces Executive’s salary without Executive’s consent or fails to pay Executive any compensation due to Executive; or

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III.1.6. upon delivery to Executive of written notice of termination by the Company without Cause.

III.2. Termination in Connection with a Change of Control. In the event that Executive’s employment is terminated for any reason (not including, however, a termination by the Company for Cause (Section 3.1.4) or a termination as a result of the Executive’s death (Section 3.1.1) or disability (Section 3.1.2)(and for clarity, which shall include termination by Executive for Good Reason (Section 3.1.5)))(a “Change of Control Termination”) during the twelve-month period following a Change of Control (as defined in Section 3.3) or in anticipation of a Change of Control, the Company shall pay Executive, within 60 days following the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control, a cash severance payment in a lump sum in an amount equal to twenty-four (24) months of the current annual Base Salary of the Executive, less applicable withholding (the “Change of Control Payment”), which amount shall be payable within 30 days of the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control. If Executive’s employment ends due to a Change of Control Termination within six (6) months prior to a Change of Control, it will be deemed to be “in anticipation of a Change of Control” for purposes of this paragraph. In addition, in the event of a Change of Control, all of Executive’s equity-based compensation shall vest over one (1) year regardless of whether the Executive is retained by the Company or successor following the Change of Control and any outstanding stock options held by the Executive shall be able to be exercised by the Executive until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances.

III.3. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

III.3.1. “Cause” shall mean, in the context of a basis for termination by the Company of Executive’s employment with the Company, that:

(i) Executive materially breaches any material obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of Section 1.3 and ARTICLE IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(ii) Executive commits any act of misappropriation of funds or embezzlement; or

(iii) Executive commits any act of fraud; or

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(iv) Executive is charged with, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

III.3.2. “Change of Control” shall mean the happening of any of the following without the prior written consent of the Executive:

(i) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities without the approval of not fewer than two-thirds of the Board of Directors of the Company voting on such matter, unless the Board of Directors specifically designates such acquisition to be a change of control;

(ii) A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) As a result of the election of members to the Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors as of the Effective Date (including Executive as a member of the Board of Directors as of the Effective Date), except in the event that such slate of directors is proposed by the Committee.

(iv) Notwithstanding the foregoing, if the definition of “Change of Control” in the Company’s Stock Incentive Plans or Equity Compensation Plans (each as amended from time to time) is more favorable to the Executive, then such definition shall be controlling for purposes of this Agreement.

III.3.3. “Good Reason” shall mean, in the context of a basis for termination by Executive of Executive’s employment with the Company (a) without Executive’s consent, Executive’s position or duties are modified by the Company to such an extent that Executive’s duties are no longer consistent with the position of the Chief Executive Officer of the Company, (b) there has been a material breach by the Company of a material term of this Agreement or Executive reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following thirty (30) days after such breach and after notice thereof has been provided to the Company by the Executive, or (c) Executive’s compensation as set forth hereunder is reduced without Executive’s consent, or the Company fails to pay to Executive any compensation due to him hereunder upon five (5) days written notice from Executive informing the Company of such failure.

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III.3.4. “Termination Date” shall mean the date on which Executive’s employment with the Company hereunder is terminated.

III.4. Effect of Termination. In the event that Executive’s employment hereunder is terminated in accordance with the provisions of this Agreement, Executive shall be entitled to the following:

III.4.1. If Executive’s employment is terminated pursuant to Sections 3.1.1 (death), Section 3.1.2 (disability), Section 1.1.1 (without Good Reason by the Executive), or Section 3.1.4 (by the Company for Cause), Executive shall be entitled to salary accrued through the Termination Date and no other benefits other than as required under the terms of employee benefit plans in which Executive was participating as of the Termination Date. Additionally, any unvested stock options or equity compensation held by Executive shall immediately terminate and be forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) shall be subject to terms and conditions set forth in the applicable Stock Incentive Plan or Equity Compensation Plan, or award agreement, as such may describe the rights and obligations upon termination of employment of Executive.

III.4.2. If Executive’s employment is terminated by Executive pursuant to Section 3.1.5 (Good Reason), or pursuant to Section 3.1.6 (without Cause by the Company), (a) Executive shall be entitled to continue to receive the salary at the rate in effect upon the Termination Date of employment for twenty-four (24) months following the Termination Date, payable in accordance with the Company’s normal payroll practices and policies, as if Executive’s employment had not terminated; and (b) provided Executive elects to receive continued health insurance coverage through COBRA, the Company will pay Executive’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time (less an amount equal to the premium contribution paid by active Company employees, if any) for twenty-four (24) months following the Termination Date; provided, however, that if at any time Executive is covered by a substantially similar level of health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make COBRA contributions on Executive’s behalf. Additionally, unvested benefits (whether equity or cash benefits and bonuses (subject to this Section 3.4.2 in connection with the Cash Bonus)) will vest immediately upon such termination and any outstanding stock options or equity previously granted to the Executive will vest immediately upon such termination and shall be exercisable by the Executive until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options or equity would have expired by their original terms under any circumstances. Executive shall be entitled to no other post-employment benefits except as provided for under this Section 3.4.2 and for benefits payable under applicable benefit plans in which Executive is entitled to participate pursuant to Section 2.7 hereof through the Termination Date, subject to and in accordance with the terms of such plans.

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III.4.3. As a condition to Executive’s right to receive any benefits pursuant to Section 3.4.2 of this Agreement, (A) Executive must execute and deliver to the Company a written release in form and substance to Exhibit A hereto; and (B) Executive must not breach any of Executive’s covenants and agreements under Section 1.3 and ARTICLE IV of this Agreement, which shall continue following the Termination Date.

III.4.4. In the event of termination of Executive’s employment pursuant to Section 3.1.4 (by the Company for Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination. The foregoing shall not be construed to limit any cause of action, claim or other rights, which the Company may have against Executive in connection with such acts or omissions.

III.4.5. Upon termination of Executive’s employment hereunder, or on demand by the Company during the Term of this Agreement, Executive will immediately deliver to the Company, and will not keep in Executive’s possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to Executive’s employment with the Company, obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

III.4.6. Executive also agrees to keep the Company advised of Executive’s home and business address for a period of three (3) years after termination of Executive’s employment hereunder, so that the Company can contact Executive regarding Executive’s continuing obligations provided by this Agreement. In the event that Executive’s employment hereunder is terminated, Executive agrees to grant consent to notification by the Company to Executive’s new employer about Executive’s obligations under this Agreement.

III.4.7. Consulting. During the sixty-day period following any termination of this Agreement pursuant to Section 3.1.5 or Section 3.1.6, Executive shall be available, subject to Executive’s other reasonable commitments or obligations made or incurred in mitigation of the termination of Executive’s employment, by telephone, email or fax, as a consultant to the Company, without further compensation, to consult with its officers and directors regarding outstanding projects and/or tasks related to Executive’s employment. The Company will reimburse Executive for all reasonable expenses incurred to comply with this obligation.

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IV. INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION

AND RESTRICTIVE COVENANTS

IV.1. Inventions Retained and Licensed. Executive has attached hereto, as Exhibit B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to Executive’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or service a Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a non-exclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

IV.2. Assignment of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the entire period of time Executive is in the employ of the Company (whether before or after the execution of this Agreement) (collectively referred to as “Inventions”). Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company (whether before or after the execution of this Agreement) and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Executive understands that this means that the Company will have the right to undertake any of the actions set forth in section 106 of the United States Copyright Act (17 U.S.C. § 106) with respect to such copyrightable works prepared by Executive within the scope of Executive’s employment. Executive understands that this includes, without limitation, the right to sell, license, use, reproduce and have reproduced, create derivative works of, distribute, display, transmit and otherwise commercially exploit such copyrightable works by all means without further compensating Executive. Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such invention.

IV.3. Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Inventions; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Inventions. Executive also hereby forever waives and agrees never to assert any and all Moral Rights that Executive may have in or with respect to any Inventions, even after termination of Executive’s work on behalf of the Company. “Moral Rights” means any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

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IV.4. Inventions Assigned to the United States. Executive agrees to assign to the United States government all Executive’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

IV.5. Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

IV.6. Patent and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

IV.7. Confidential/Trade Secret Information/Non-Disclosure.

IV.7.1. Confidential/Trade Secret Information Defined. During the course of Executive’s employment, Executive will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Executive and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, e-mail, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with customers, partners, suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive’s employment with the Company. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an employee of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

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IV.7.2. Restriction on Use of Confidential/Trade Secret Information. Executive agrees that use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i) Non-Disclosure. Executive agrees not to publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Executive’s job duties to the Company under this Agreement; and

(ii) Non-Removal/Surrender. Executive agrees not to remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to Executive’s duties under this Agreement. Executive further agrees that Executive shall surrender to the Company all documents and materials in Executive’s possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of Executive’s employment with the Company, and that Executive shall not thereafter retain any copies of any such materials. Executive specifically agrees that, at the time of leaving the employ of the Company, Executive will deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section IV.5. Executive also agree to share information, including passwords, that will allow the Company to access online accounts used for Company business. In the event of the termination of Executive’s employment, Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

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IV.7.3. Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Executive agrees that at no time after Executive’s employment with the Company will Executive engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Executive agrees that during the twelve-month (12) period following the Termination Date, Executive will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

I.1. Non-Solicitation of Employees. Executive agrees that during the twelve-month (12) period following the Termination Date, Executive shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment. This provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of an employee if the employee was identified by Executive solely as a result of the employee’s response to a general advertisement or other similar general solicitation or if the Company provided notice of the employee’s termination.

I.2. Non-Solicitation During Employment. During Executive’s employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

I.3. Conflict of Interest. During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. If the Company or the Executive have any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the Audit Committee of the Company for consideration and approval or non-approval, which approval or non-approval the Executive agrees shall be binding on the Executive. Executive also agrees to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

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I.4. Breach of Provisions. If Executive materially breaches any of the provisions of this ARTICLE IV, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this ARTICLE IV.

I.5. Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this ARTICLE IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

I.6. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of ARTICLE IV hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

II. INDEMNIFICATION

II.1. The Company agrees to indemnify Executive and hold Executive harmless from and against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by the Delaware General Corporation Law (the “DGCL”) (or the business law of the Company’s then jurisdiction of organization), and by the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time, and pursuant to any indemnification agreement between Executive and the Company.

II.2. The indemnification provision of this ARTICLE V shall be in addition to any liability which the Company may otherwise have to Executive.

II.3. If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, Executive shall notify the Company with reasonable promptness. Executive shall have the right to retain counsel of Executive’s own choice to represent Executive and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Executive made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by the DGCL (or the business law of the Company’s then jurisdiction of organization) and the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time.

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III. ARBITRATION

III.1. Arbitration. The Parties agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this Agreement, will be subject to binding arbitration, to the fullest extent permitted by law. Disputes which Executive agrees to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement applies to any disputes that the Company may have with Executive.

III.2. Procedure. The Parties agree that any arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with its current rules for employment disputes and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. The Parties agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The Parties also agree that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the filing fees associated with the arbitration if initiated by the Executive. The Parties agree that the decision of the arbitrator will be in writing.

III.3. Remedy. Except as provided by law and this Agreement (or provided for in any employment agreement or understanding between myself and the Company), arbitration will be the sole, exclusive and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by law and this Agreement, neither Party will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

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III.4. Availability of Injunctive Relief. In addition to any right under applicable law that the Parties may have to petition a court of competent jurisdiction for provisional relief, any party may also petition the arbitrator for provisional injunctive relief where either party alleges or claims a violation of the employment, confidential information, invention assignment agreement between the Executive and the Company or any other agreement regarding trade secrets, confidential information, or non-solicitation. The Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorney fees.

III.5. Administrative Relief. The Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

III.6. EXECUTIVE UNDERSTAND THAT THIS PROVISION MEANS THAT EXECUTIVE IS WAIVING A RIGHT TO A JURY TRIAL.

IV. MISCELLANEOUS

IV.1. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns. Executive may not assign any of Executive’s rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

IV.2. Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier or email and confirmed within 48 hours by letter mailed or delivered to the Party to be notified at its or Executive’s address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other Party set forth or to such other address as may be specified by notice given in accordance with this Section 7.2:

If to the Company:	SIDECHANNEL, INC. 146 Main St, Suite 405 Worcester, MA 01608 Attention: Secretary [Email Address]

If to the Executive:	Brian Haugli (Address and contact information on file)

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IV.3. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

IV.4. Waiver. No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

IV.5. Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

IV.6. Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties and approved by the Compensation Committee.

IV.7. Authority. The Parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

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IV.8. Attorneys’ Fees. If either Party hereto commences an arbitration or other action against the other Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms hereof, the prevailing Party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing Party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

IV.9. Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

IV.10. Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Delaware without giving effect to principles relating to conflicts of law.

IV.11. Survival. The termination of Executive’s employment with the Company pursuant to the provisions of this Agreement shall not affect Executive’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive’s obligations under Section 1.3 and ARTICLE IV of this Agreement.

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IV.12. Section 280G Safe Harbor Cap. In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to the Agreement or any other agreement between Executive and the Company, or any person or entity that acquires ownership or effective control the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to the Agreement and then to any other agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under ARTICLE III, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). If the Accounting Firm determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 7.12 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), Executive shall not be required to repay the Excess Payment (if Executive has already repaid such amount, the Company shall refund the amount to the Executive), and the Company shall pay Executive an amount equal to the difference between the Total Payments and the Safe Harbor Cap (provided that such amount has previously been repaid by the Executive or not previously paid by the Company).

IV.13. Section 409A and 457A Compliance. To the extent applicable, this Agreement is intended to meet the requirements of Section 409A and 457A of the Code, and shall be interpreted and construed consistent with that intent. For purposes of this Agreement, each payment under this Agreement shall be considered a “separate payment” and not as part of a series of payments for purposes of Section 409A.

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IV.14. Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Executive receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

IV.15. Legal Counsel. Executive acknowledges and warrants that (A) Executive has been advised that Executive’s interests may be different from the Company’s interests, (B) Executive has been afforded a reasonable opportunity to review this Agreement to understand its terms and to discuss it with an attorney and/or financial advisor of Executive’s choice and (C) Executive knowingly and voluntarily entered into this Agreement. The Company and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

This Agreement contains provisions requiring binding arbitration of disputes and non-compete restrictions. By signing this Agreement, Executive acknowledges that Executive (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

IV.16. Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, ..tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”
SIDECHANNEL, INC.
a Delaware corporation

By:
	Name:	Ryan Polk
	Title:	Chief Financial Officer

“EXECUTIVE”

Brian Haugli

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EXHIBIT A

Employee initials to acknowledge receipt at time of hiring ___________

RELEASE

1.	Consideration

In consideration of my release of claims against ______________ (the “Company”) and the Releasees as that term is defined herein and as set forth more fully in Section 3 hereof, I understand that the Company will make certain payments as set forth in Section 3 of the employment agreement that I entered into with the Company on or about _______________ (“Employment Agreement”). A true and accurate copy of the Employment Agreement is attached hereto as Exhibit A.

2.	No Other Consideration

Except for the consideration noted above in Section 1 of this Release (the “Release”), I expressly admit, acknowledge and agree that no other consideration, compensation or reimbursement of any kind shall be provided by the Company to me and that I have no entitlement to, or any right to make a claim for, any additional consideration, compensation or reimbursement by the Company, its affiliates including its parents, subsidiaries and other entities of their corporate group, joint ventures, and its respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors and assigns, of any kind or under any circumstances whatsoever. I further admit, acknowledge, and agree that no promises of any future payments have been made to me by the Company, its affiliates including its parents, subsidiaries and other entities of its corporate group, joint ventures, and its respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors, and assigns.

3.	Release of Claims

In consideration for the compensation and other consideration set forth above and more fully in the Employment Agreement, I and my heirs, executors, administrators, successors, assigns and trustees, and anyone claiming for or through me (collectively, the “Releasors”) hereby fully waive, release, give up and forever discharge the Company, including, without limitation, all of the Company and its affiliates including its parents, subsidiaries and other entities of its corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the “Releasees”), of and from any and all rights, liability, damages, claims, causes of action and demands of whatsoever kind, in law or in equity, under federal and state constitutions, statutes or common law, whether direct or indirect, known or unknown, arising out of or relating in any way to your employment with the Company, any agreement concerning such employment, or the termination of that employment arising before the date of this Release Agreement.

I acknowledge and understand that by entering into this Release I am waiving and releasing any legal claims I may have relating to my employment at the Company and the termination of that employment.

This release includes, but is not limited to, any claims for additional compensation, reimbursement, benefits, or wages in any form, damages, reemployment, or reinstatement. This release also includes, but is not limited to, all claims under any state, federal or local laws, including ERISA, 29 USC § 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 USC § 2000e et seq. as amended; the Pregnancy Discrimination Act; the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88; the Civil Rights Act of 1991; the Equal Pay Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Labor Management Relations Act; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Labor Standards Act; and Executive Order 11246, all as amended, including any regulations or guidelines thereunder, and any other applicable or analogous state or federal law or statutory, local or common law regulating employment including claims for retaliation, wrongful discharge, contract and tort claims, and any and all claims under any other federal, state or local labor law, civil rights law, fair employment practice law, or human rights law, any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, violation of public policy, breach of contract, breach of implied covenant of good faith and fair dealing, personal injury, mental anguish, injury to health and/or personal reputation, prima facie tort, and any other claim arising out of my employment with or the termination of my employment with the Company, or under any other facts or circumstances whatsoever, any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys’ fees, experts’ fees, disbursements and costs, which any of the Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the execution date of this Agreement, against any of the Releasees.

4.	Exceptions to Release

Notwithstanding the foregoing, I do not waive (i) any rights and obligations under this Release or the Employment Agreement, (ii) any claim to enforce my non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended), as of the date of termination of my employment, under applicable retirement or pension plans; (iii) any rights, if any, to a defense or indemnification from the Company or its insurers for actions I took or failed to take during my employment with the Company; (iv) any claims to enforce rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to continue group health coverage; (v) any rights, if any, as an owner of equity in the Company or as a holder of any stock options, restricted stock units or performance stock units previously granted to me by the Company; (vii) claims based on events which occur after the date on which I sign this Release or (vi) any claims that cannot be waived by law or private agreement.

In addition, nothing in this Release prevents me from filing a charge or complaint, reporting to, cooperating with, communicating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the United States Department of Labor, the National Labor Relations Board, or other similar federal, state or local agency (the “Government Agencies”), or from taking any action protected under the whistleblower provisions of any federal or state law (“Protected Activities”), none of which activities shall constitute a breach of the release or any other non-disparagement or confidentiality clauses to which I may have agreed to comply. I acknowledge and agree, however, that I am waiving my right to seek or accept any damages, relief, monetary recovery or award in any proceeding before any of the Government Agencies as that term is defined herein, and in any proceeding involving any alleged Protected Activities as that term is defined herein. I understand that in connection with any Protected Activity, I am permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information to any parties other than the Government Agencies.

5.	Time for Consideration and Additional Acknowledgements

I acknowledge that I received this Release on [DATE]. I may consider this Release for a period of twenty-one (21 days), until 5:00 PM (Eastern Time) on [DATE]. In the event I have not executed this Release by the end of this consideration period, the offer shall expire. I can accept the offer earlier, by executing this Release. If I choose to sign this Release before this twenty-one (21) day period expires, I acknowledge that I did so voluntarily and that I had the opportunity to take twenty-one (21) days to consider this Release Agreement.

If I execute this Release, I shall have a period of seven (7) days from the date immediately following the date of my execution of this Release during which I may revoke this Release. Notice of revocation of this Release shall be made in accordance with Section VII.2 of the Employment Agreement.

6.	Severability

If one or more of the provisions in this Release are deemed void by law, then the remaining provisions will continue in full force and effect.

7.	Applicable Law

This Release will be governed by the laws of the State of Delaware. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Delaware for any lawsuit filed there against me by the Company arising from or relating to this Release.

Date:
Employee Signature

Brian Haugli
Name of Employee

EXHIBIT B

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

RealCISO Inc	2020+	Risk Assessment Company

RealCISO.io & .app	2020+	Domain Name Registered

RealCISO	2020+	Trademark

Cybersecurity Risk Management “Mastering the Fundamentals Using the NIST Cybersecurity Framework” Book	© 2022	Co-Author and copywrite holder on book published by Wiley, first edition ISBN 9781119816287 (hardback)

RoundView Risk LLC	2022+	Joint Venture Insurance Underwriting Platform

CISOlife™ (and variations)	2017+	Trademark and hashtag

brianhaugli.com	2017+	Domain Name Registered

cyberwallofshame.com	2018+	Domain Name Registered

nyciso.com	2017+	Domain Name Registered

newyorkciso.com	2017+	Domain Name Registered

smallciso.com	2018+	Domain Name Registered

shadowkitten.com	2022+	Domain Name Registered – Juliana Haugli

Signature of Employee: ______________________________________

Print Name of Employee: Brian Haugli

Date:

EXHIBIT C

Employee initials to acknowledge receipt at time of hiring ___________

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to SIDECHANNEL, INC., a Delaware corporation, and/or its subsidiaries, affiliates, partners, predecessors, successors or assigns (together, the “Company”). I have also provided passwords and access to online line accounts belonging to the Company.

I further certify that I have complied with all the terms of the Employment Agreement, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

Date:

Employee’s Signature

Brian Haugli
Name of Employee

EXHIBIT D

Employee initials to acknowledge receipt at time of hiring ___________

CONFLICT OF INTEREST GUIDELINES

It is the policy of SideChannel, Inc., a Delaware corporation (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to an authorized officer of the Company (other than me) and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is binding).

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

EXHIBIT E

Employee initials to acknowledge receipt at time of hiring ___________

SIDECHANNEL, INC.
RESTRICTED STOCK UNIT AWARD GRANT NOTICE
(2021 Omnibus Equity Incentive Plan)

As a key leader in our business, you are in a position to have significant influence on the performance and success of SideChannel, Inc. (the “Company”). I am pleased to inform you that, in recognition of the role you play in our collective success, you have been granted a Restricted Stock Unit Award. This award is subject to the terms and conditions of the Cipherloc Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”), this Grant Notice, and the following Restricted Stock Unit Agreement. Notwithstanding the foregoing, this Restricted Stock Unit Award shall only become effective, and shall be deemed made, at the time the Plan becomes effective pursuant to its terms (i.e., upon the approval of the Plan by the Company’s stockholders). The details of this award are indicated below.

Grantee:	[___]

Date of Grant:

Number of Restricted Stock Units:	[___]

Vesting Commencement Date:

Vesting:	[___]

Delivery Dates:	[___]

Name:_______

Title:________

Acknowledged and Agreed as of ____ day of ______, ______.

Name: ____________________________________

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (together with the above grant notice (the “Grant Notice”), this “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between the Company and the individual (the “Grantee”) set forth on the Grant Notice. Notwithstanding the foregoing, this Agreement shall only become effective, and shall be deemed made, at the time the Plan becomes effective pursuant to its terms (i.e., upon the approval of the Plan by the Company’s stockholders).

WHEREAS, pursuant to the Cipherloc Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”), the Administrator (the “Administrator”) has determined that it is to the advantage and best interest of the Company to grant to the Grantee this award of Restricted Stock Units (the “Restricted Stock Units”) as set forth in the Grant Notice and subject to the terms and provisions of the Plan, which is incorporated herein by reference, and this Agreement (the “Award”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:

1. Acceptance of Agreement. Grantee has reviewed all of the provisions of the Plan, the Grant Notice and this Restricted Stock Unit Award Agreement. By accepting this Award, Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan, the Grant Notice and this Restricted Stock Unit Award Agreement, and the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Grantee. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator on questions relating to the Plan, the Grant Notice, this Agreement and, solely in so far as they relate to this Award, the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Grantee. If Grantee signs this Agreement and Grant Notice electronically, Grantee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

2. Grant of Award. The Restricted Stock Units granted hereunder pursuant to Section 9 of the Plan shall be subject to the terms and provisions of the Plan, and all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. For purposes of this Agreement, “Termination” shall mean the termination of the employment or provision of services of the Grantee with the Company and all Affiliates thereof (including because of the Grantee’s employer ceasing to be an Affiliate of the Company); and “Termination Date” shall mean the date of the Termination. For purposes of this Agreement, Termination will not occur when Grantee goes on a military leave, a sick leave or another bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by Applicable Laws. Notwithstanding the foregoing, an approved leave of absence for six months or less, which does not in fact exceed six months, will not result in Termination for purposes of this Agreement. However, Termination will occur when approved leave described in this Section 2 ends, unless Grantee immediately returns to active work. Grantee shall be entitled to receive dividends declared during the Restricted Period with respect to the number of Shares covered by Restricted Stock Units, which dividends will be paid to Grantee at the time (and to the extent) Shares in respect of the related Restricted Stock Units are delivered to the Grantee under the terms of this Agreement.

3. Vesting.

3.1 Subject to the provisions of the Plan and Section 3.2 of this Agreement, and except as otherwise provided in a written employment agreement between the Company or an Affiliate and the Grantee (if any), the Restricted Stock Units shall vest in installments as described in the Grant Notice (each applicable vesting date, a “Vesting Date”), subject to the Grantee not experiencing a Termination prior to each applicable Vesting Date.

3.2 If the Grantee experiences a Termination for any reason other than due to death or Disability following the first anniversary of the Date of Grant, but prior to an applicable Vesting Date, as of the Termination Date, the Grantee shall forfeit any unvested Restricted Stock Units. [If the Grantee experiences a Termination due to death or Disability following the first anniversary of the Date of Grant, but prior to an applicable Vesting Date, all then-unvested Restricted Stock Units which could by their terms otherwise become vested during the 90-day period following such Termination will remain outstanding for 90 days (and all other Restricted Stock Units will become forfeited on the date of such Termination). Any such unvested Restricted Stock Units which do not become vested during such 90-day period will be forfeited upon expiration of such 90-day period.]1

4. Transfer and Settlement of Restricted Stock Units. The Restricted Stock Units issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated (each, a “Transfer”). In addition, Grantee shall not sell any Shares received with respect to Restricted Stock Units (even following settlement of Restricted Stock Units) at a time when Applicable Laws, regulations or Company’s or underwriter trading policies prohibit such sale. The applicable portion of this Award (to the extent vested) shall be settled by the Company by the issuance and delivery of Shares as soon as reasonably practical after (but no later than 60 days after) the Delivery Dates, as indicated in the Grant Notice, to the Grantee (or if applicable, the beneficiaries of the Grantee). Any issuance of Shares shall be made only in whole Shares, and any fractional shares shall be distributed in an equivalent cash amount.

5. General.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

5.2 Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Award and the parties hereto shall act in all matters as if the Grantee was the sole owner of this Award. This appointment is coupled with an interest and is irrevocable.

1 NOTE: To discuss if applicable based on vesting terms.

5.3 No Employment Rights. Nothing contained herein shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Grantee or contract for the Grantee’s services, to restrict the Company’s or such subsidiary’s right to discharge the Grantee or cease contracting for the Grantee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Grantee and the Company or any Affiliate.

5.4 Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to or in exchange for Shares underlying Restricted Stock Units as a stock dividend, stock split, reclassification, recapitalization or similar transaction in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares underlying Restricted Stock Units on or with respect to which such other capital stock was distributed, and references to “Company” in respect of such distributed stock shall be deemed to refer to the company to which such distributed stock relates.

5.5 No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

5.6 Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

5.7 No Assignment. Except as otherwise provided in this Agreement, the Grantee may not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement so long as such assignee agrees to perform all of the Company’s obligations hereunder.

5.8 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

5.9 Equitable Relief. The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

5.10 Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Grantee hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Grantee and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware and (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

5.11 Taxes. By agreeing to this Agreement, the Grantee represents that he or she has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from the Shares or cash issuable hereunder or from other compensation payable to the Grantee the minimum amount of any sums required by federal, state or local tax law to be withheld (or other such sums that that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) with respect to the Restricted Stock Unit Award.

5.12 Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have separated from service with the Company for purposes of this Agreement and no payment shall be due to the Grantee under this Agreement on account of a separation from service until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A of the Code, such payment, under this Agreement or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Grantee’s economic rights. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

5.13 Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

5.14 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

5.15 Electronic Delivery and Disclosure. The Company may, in its sole discretion, decide to deliver or disclose, as applicable, any documents related to this Award granted under the Plan, future awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request Grantee’s consent to participate in the Plan by electronic means, including, but not limited to, the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system or any successor system (“EDGAR”). Grantee hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically (including on EDGAR), as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

5.16 Data Privacy. Grantee agrees that all of Grantee’s information that is described or referenced in this Agreement and the Plan may be used by the Company, its affiliates and the designated broker and its affiliates to administer and manage Grantee’s participation in the Plan.

5.17 Acknowledgments of Grantee. Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Plan and this Agreement and, by accepting the Grant Notice, acknowledges and agrees to all of the provisions of the Plan and this Agreement.

5.18 Complete Agreement. The Grant Notice, this Agreement, the Plan and applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Grantee constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

5.19 Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

5.20 Waiver. The Grantee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee.

5.21 Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5.22 Amendments and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended, altered or terminated at any time or from time to time by the Administrator or the Board, but no amendment, alteration or termination shall be made that would materially impair the rights of a Grantee under this Restricted Stock Unit Award Agreement without such Grantee’s consent.